UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2025

APPLIED DIGITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-31968	95-4863690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 2100
Dallas, TX	75219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 214-427-1704

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLD	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Applied Digital Corporation (the “Company” or “Applied Digital”) is filing this Amendment No. 1 on Form 8-K/A (this “Amendment”) to its Current Report on Form 8-K originally filed with the Securities Exchange Commission (the “SEC”) on February 6, 2025 (the “Original Report”), solely to supplement the Original Report to include disclosure regarding the terms of (i) the transition agreement by and between Applied Digital and David Rench, the Company’s former Chief Administrative Officer (the “Transition Agreement”), entered into in connection with his transition to a consulting role with the Company, and (ii) the separation agreement by and between Applied Digital and Michael Maniscalco, the Company’s former Chief Technology Officer (the “Separation Agreement”), entered into in connection with his resignation. This Amendment does not otherwise amend, update or change any other disclosure contained in the Original Report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As previously reported, the Company announced that its former Chief Administrative Officer, David Rench, is transitioning to a consulting role with the Company, effective January 31, 2025, and that its former Chief Technology Officer, Michael Maniscalco, resigned, effective January 31, 2025, to pursue other opportunities.

On February 18, 2025, the Company entered into the Transition Agreement with David Rench setting forth the terms of his transition to consultant. The following summary is a description of the terms of the Transition Agreement that the Company deems to be material:

●	Mr. Rench will transition from all positions he held with the Company and its subsidiaries and affiliates as of January 31, 2025 (the “Transition Date”), to the role of consultant for the Company, beginning on the Transition Date and continuing until the fifteen (15)-month anniversary of the Transition Date, or such earlier date as may be determined by the Company at any time in its sole and absolute discretion (the “Transition Period”).

●	In exchange for his consulting services, the Company has agreed to: (i) pay Mr. Rench an amount equal to $593,750, less applicable withholdings and deductions, if any, payable in substantially monthly or semi-monthly installments for the duration of the Transition Period, and (ii) offer continued coverage under the Company’s group health plan at active employee rates, conditioned upon Mr. Rench’s timely election of COBRA under the Company’s group health plan (subject to one or more “gross-up” payments if Mr. Rench is subject to federal, state or local taxes in connection with such payments).

●	The Company has agreed to provide for continued vesting of Mr. Rench’s outstanding restricted stock units (“RSUs”) throughout the Transition Period, subject to the terms of the applicable award agreement and the terms of the Applied Blockchain, Inc. 2022 Incentive Plan (the “2022 Plan”) under which the RSUs were granted.

●	The Company has also agreed to provide for continued vesting of Mr. Rench’s outstanding performance stock units (“PSUs”) throughout the Transition Period, subject to the terms of the applicable award agreement and the terms of the 2022 Plan. In the event the vesting conditions applicable to the PSUs are not satisfied by April 30, 2026, 306,250 of the PSUs held by Mr. Rench will be forfeited and 306,250 will remain outstanding and eligible to vest in the event such vesting conditions are satisfied on or prior to December 31, 2027.

●	The Transition Agreement contains additional provisions which are customary for agreements of this type. These include, among others, confidentiality, non-disparagement and cooperation provisions, as well as a general release of claims against the Company, which Mr. Rench will be required to reaffirm at the end of the Transition Period.

On February 20, 2025, the Company entered into the Separation Agreement with Mr. Maniscalco confirming the final terms of his resignation from his position as Chief Technology Officer of the Company. Set forth below is a description of the terms of the Separation Agreement that the Company deems to be material:

●	The Company has agreed to pay Mr. Maniscalco as severance $200,000, payable in substantially equal installments in accordance with the Company’s regular payroll practices over a period of six (6) months following January 31, 2024, the separation date.

●	Mr. Maniscalco will receive accelerated vesting of (i) 26,979 of the 75,000 shares subject to the restricted stock unit award previously granted to him by the Company on April 4, 2023, and (ii) 133,000 of the 200,000 shares subject to the restricted stock unit award previously granted to him by the Company on January 31, 2024, each, in accordance with the terms of the award agreement evidencing such award.

●	The Separation Agreement contains additional provisions which are customary for agreements of this type. These include, among others, confidentiality, non-disparagement and cooperation provisions, as well as a general release of claims against the Company

The foregoing descriptions of the Transition Agreement and the Separation Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Transition Agreement, dated February 18, 2025, by and between the Company and David Rench.
10.2	Separation Agreement, dated February 20, 2025, by and between the Company and Michael Maniscalco.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED DIGITAL CORPORATION

Date:	February 21, 2025	By:	/s/ Saidal L. Mohmand
		Name:	Saidal L. Mohmand
		Title:	Chief Financial Officer